UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                                Amendment No.2*


                              CB Bancshares, Inc.
 -------------------------------------------------------------------------------
                               (Name of Issuer)





                                 Common Stock
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   124785106
                 --------------------------------------------
                                (CUSIP Number)








                               December 31, 2002
 -------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


[_] Rule 13d-1(b)


[X] Rule 13d-1(c)


[_] Rule 13d-1(d)





-----------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------

  CUSIP NO. 124785106
-----------------------


------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         Northaven Management, Inc.                            13-3811355


------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [_]
                                                               (b) [_]
------------------------------------------------------------------------------
 3. SEC USE ONLY





------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION


          New York


------------------------------------------------------------------------------
                     5. SOLE VOTING POWER

     NUMBER OF                0


      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER

 BENEFICIALLY                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                 0


      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              0


------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0


------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                               [_]
------------------------------------------------------------------------------


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        0%


------------------------------------------------------------------------------


12. TYPE OF REPORTING PERSON


        CO


------------------------------------------------------------------------------

Item 1(a).                 Name of Issuer:
                           CB Bancshares, Inc.


Item 1(b).                 Address of Issuer's Principal Executive Offices:
                           201 Merchant Street
                           Honolulu, Hawaii 96813

Item 2(a).                 Name of Person Filing:
                           Northaven Management, Inc.


Item 2(b).                 Address of Principal Business Office or, if none,
                           Residence:
                           200 Park Avenue
                           39th Floor
                           New York, NY 10166


Item 2(c).                 Citizenship:
                           New York corporation


Item 2(d).                 Title of Class of Securities:
                           Common Stock

Item 2(e).                 CUSIP Number:
                           124785106


Item 3.           Not applicable.  This Schedule 13G is filed pursuant to
                  Rule 13d-1(c).


Item 4.           Ownership


                  See lines 5,6,7,8,9 and 11 on page 2 of this Schedule 13G.


Item 5            Ownership of Five Percent or Less of a Class


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


Items 6
through 9.        Not applicable.

Item 10.          Certification.


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



            Date:   1/24/04
                  -------------------------


            Northaven Management, Inc.


            by

            /s/ Paul Burke
            -------------------------------
            Name:  Paul Burke
            Title: Vice President